EXHIBIT 11

                                 Legal Opinion

                                                               September 8, 2006

Phoenix Insight Funds Trust
101 Munson Street
Greenfield, MA  01301

Ladies and Gentlemen:

         We have acted as counsel to the Phoenix Insight Funds Trust (the "Insight Trust") in connection with the Registration Statement of the Insight Trust on Form N-14 (the "Registration Statement") being filed by the Insight Trust under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the Phoenix Tax-Exempt Bond Fund (the "Acquired Fund"), a series of the Phoenix Multi-Portfolio Fund (the "Multi-Portfolio Fund"), and the Phoenix Insight Tax-Exempt Bond Fund (the "Acquiring Fund"), a series of the Insight Trust, and the issuance of Class A Shares of beneficial interest of the Acquiring Fund in connection therewith (the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Multi-Portfolio Fund on behalf of the Acquired Fund and the Insight Trust on behalf of the Acquiring Fund (the "Agreement and Plan of Reorganization"), in substantially the form to be included in the Registration Statement as Exhibit A.

         We have examined such documents, records and other instruments and have made such other examinations and inquiries as we have deemed necessary for the purposes of this opinion. In addition, we have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of the Multi-Portfolio Fund and the shareholders of the Acquired Fund will have taken all actions required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Insight Trust, on behalf of the Acquiring Fund, and the Multi-Portfolio Fund, on behalf of the Acquired Fund.

         Based upon and subject to the foregoing, we are of the opinion that, when issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable by the Insight Trust, assuming that as consideration for the Shares not less than the net asset value of such Shares has been paid and that the conditions set forth in the Agreement and Plan of Reorganization have been satisfied.

                                         Very truly yours,

                                           /s/ Kevin J. Carr
                                           Kevin J. Carr, Esq.
                                           Vice President and Counsel